UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 23, 2015

GMCI Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-54629	43-2110431
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1255 W. Rio Salado Parkway
Suite 215
Tempe, AZ, 85281

(Address of Principal Executive Officers)                  (Zip Code)

Registrant's telephone number, including area code: 480.830.2700

PACIFIC METALS CORP.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 26, 2015, GMCI Corp. (previously known as "Pacific Metals Corp."; see Item 5.03 below for more information), a Nevada corporation (the "Company" or "GMCI"), entered into a Share Exchange Agreement (the "Agreement") with all of the shareholders of SBS Mining Corp. Malaysia Sd. Bhd., ("SBS") a Malaysian corporation whose primary business is mining and exploration of properties located in Malaysia.  Pursuant to the Share Exchange Agreement, the Company acquired 600,000 shares of capital stock of SBS from the SBS Shareholders and in exchange issued 500,000,000 restricted shares of its common stock to the SBS Shareholders.

The 600,000 shares of SBS constitute all of the issued and outstanding shares of SBS and are held by a total of three (3) shareholders, including the Company's sole director and Chief Executive Officer, Mr. Lok Khing Ming. Mr. Ming owns ten percent (10%) of SBS, or 60,000 shares. The remaining shares are owned by Mr. Liew Chin Loong (90,000 shares; 15%), who resides in Malaysia and LYF & Son Realty Sdn. Bhd., a Malaysian corporation (450,000 shares; 75%). Pursuant to the Share Exchange Agreement, Mr. Lok received 50 million shares of the Company's common stock; Mr. Liew received 75 million shares; and LYF & Son Realty Sd. Bhd. received 375 million shares. As a result of the Share Exchange Agreement, SBS became a wholly owned subsidiary of the Company and the Company now carries on the business of SBS as its primary business. The Share Exchange Agreement contains customary representations, warranties and conditions to closing. The closing of the Share Exchange (the "Closing") occurred on April 23, 2015 (the "Closing Date"). A description of the specific terms and conditions of the Share Exchange Agreement is set forth in the Share Exchange Agreement filed herewith as Exhibit 2.01.

SBS Mining Corp. Malaysia Sdn. Bhd. is a producer of metal ore and is focused on producing iron ore, bauxite and tin ore. Currently SBS is principally engage in the prospecting of minerals and to carry out the mining of minerals upon successful exploration.

SBS holds licenses to the following two (2) properties on which it is prospecting for iron ore mining:

NO	Mining Land	Mining Area (Hectares)
1	Sungai Bekil, Mukim Of Batu Talam, State Of Pahang Darul Makmur, Malaysia	50
2	Sungai Semeriang, Mukim Of Batu Talam, State Of Pahang Darul Makmur, Malaysia	50

The total mining area measures approximately 100 hectares (247 Acres).

Due to the continued bearish trend for iron ore prices, SBS believes that iron ore price will eventually fall to $30. Therefore SBS Mining is now moving into bauxite mining and trading in the surrounding area. China imported 14 times more bauxite from Malaysia in November 2014 than in March 2014, after an export ban in Indonesia stopped supplies of the ore to the world's biggest consumer of industrial metals.

Bauxite mines are springing up in Malaysia and shipping an ever-increasing amounts of the raw material used for the production of aluminum to China, helping fill a gap since Indonesia banned ore exports in January 2015 in a bid to encourage value-added processing at home.

China will need around 130 million tonnes of bauxite next year to feed its fast-growing aluminum industry and must import about 36.8 million of that, according to consultancy CRU. "Definitely bauxite imports from Malaysia will increase significantly next year," said Wan Ling, an analyst with CRU in Beijing, forecasting the country's shipments to China could reach 10 million tonnes. During the first nine (9) months of 2014, Malaysia supplied just 1.27 million tonnes to China and that was 12 times more than the 105,000 tonnes shipped in the same period of 2013.

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

The information provided in Item 1.01 of this Current Report on Form 8-K related to the aforementioned Share Exchange Agreement is incorporated by reference into this Item 2.01.

As a result of the Share Exchange Agreement, (i) our principal business became the business of SBS and (ii) SBS became a wholly owned subsidiary of the Company.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES.

The information provided in Item 1.01 of this Current Report on Form 8-K related to the aforementioned Share Exchange Agreement is incorporated by reference into this Item 3.02.

As a condition to the Closing of the Share Exchange, the Company issued 500,000,000 restricted shares of the Company's common stock to the SBS Shareholders.

Exemption from Registration. The shares of common stock referenced herein were issued in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, or Regulation D promulgated there under, or Regulation S for offers and sales of securities outside the United States.  The Share Exchange Agreement is an exempt transaction pursuant to Section 4(2) of the Securities Act as the share exchange was a private transaction by the Company and did not involve any public offering.

ITEM 5.03    AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On March 17, 2015, the Company filed Articles of Merger with the Nevada SOS whereby it entered into a statutory merger with its wholly-owned subsidiary, GMCI Corp., pursuant to Nevada Revised Statutes 92A.200 et. seq. The effect of such merger is that the Company was the surviving entity and changed its name to "GMCI Corp."
On March 19, 2015, the Company filed an Issuer Company-Related Action Notification Form with FINRA requesting that the aforementioned name change be effected in the market. The Company also requested that its ticker symbol be changed to "GMCI". On April 16, 2015, FINRA granted approval for the name change and the ticker symbol change.
ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

2.01            Share Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 24, 2015

By: /s/ Lok Khing Ming
Name: Lok Khing Ming Title: Chief Executive Officer